EXHIBIT 99.2

Mothers Work, Inc.

Second Quarter (FY 2005)

Earnings Release Conference Call

Tuesday, May 17, 2005

9:00 a.m. Eastern Time

Transcript of Prepared Remarks

Operator:  Introduce the call and Ed Krell

Ed Krell:  Thank you, operator.  Thanks everyone for joining us this morning for Mothers Work’s investor conference call for the second quarter of fiscal 2005, ended March 31, 2005.  I am Ed Krell, Executive Vice President and Chief Financial Officer of Mothers Work.

The earnings release was disseminated this morning, and everyone should have received a copy.  If you haven’t, please call us at (215) 873-2285 and we will get one right out to you, or you can go to our Web site at www.motherswork.com to get a copy of the release.

Before we get started this morning I need to remind everyone that certain statements in today’s management presentation and Q&A session will contain forward looking statements within the meaning of the Federal Securities laws.

This includes statements concerning management’s current expectations, estimates and projections dealing with store openings, sales, comparable store sales, gross margin, operating income margin, EBITDA margin, earnings per share, capital expenditures, potential stock repurchases, potential debt repurchases, market share, competition, new business initiatives and operating results generally.  Actual results might differ materially from those projected in the forward-looking statements.  For additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements, please refer to the Company’s filings with the SEC.

Also, I would like to remind you that today’s call cannot be reproduced in any form without the express written consent of Mothers Work.

Joining me this morning is Rebecca Matthias, President and Chief Operating Officer of Mothers Work.  I will open with comments on the Company’s second quarter results, will provide financial guidance with respect to the remainder of fiscal 2005, and will then turn it over to Rebecca for additional comments.  Rebecca and I will then be available to take your questions.

Ed’s Comments

As we have previously disclosed, like many other publicly-held companies in the retail industry, we have changed our method of accounting for leases, including our method of accounting for tenant improvement allowances, rent holidays, and amortization of leasehold improvements.  These changes are reflected in our reported results set forth in our earnings release and discussed below.  Also as previously disclosed, we have decided to restate the Company’s prior period financial statements to correct our prior method of accounting for leases.  All prior period financial results referred to in these prepared comments reflect such restatement, as do all current period financial results and all projected or targeted future financial results referred to in these prepared comments.  Because the Company’s restatement of its prior year financial statements has not yet been audited by its registered public accounting firm, all results presented in this press release are unaudited.

We are pleased and encouraged by our financial results for the second quarter of fiscal 2005. Our sales for the second quarter were in line with our guidance despite the cooler than normal weather conditions during March which adversely affected our sales at the end of the quarter.  In addition, our earnings for the second quarter were significantly better than our prior guidance, driven by lower than planned operating expenses, reflecting tight expense controls and some timing shifts of planned expenses to later in the fiscal year.  We are also pleased by the continued improvement in our sales trend for the second quarter of fiscal 2005, during which our comparable store sales declined 3.0%, compared to our 4.2% comparable store sales decline for the first quarter of fiscal 2005, and our 8.3% comparable store sales decline for the fourth quarter of fiscal 2004.  In addition, as I will discuss later in my comments, we expect this improvement in our sales trend to continue into the third and fourth quarter of fiscal 2005, and are targeting an increase in comparable store sales for the fourth quarter.  Although we recognize the continued strong competitive pressures in the maternity apparel business, we believe that such competitive pressures are stabilizing, compared to last year when such competitive pressures were dramatically increasing.  We are very excited about our new strategic business initiatives, including the rollout of our Kohl’s and Sears initiatives and our multi-brand store initiatives, to promote our long-term growth in sales and profitability, while addressing the strong continued competitive pressures in the maternity apparel industry.  We will discuss the status of these initiatives later in the call.  But first, let’s review the financial results.

Net sales for the second quarter of fiscal 2005 were $140.0 million, an 11.3% increase over last year’s second quarter sales of $125.8 million.  Comparable store sales decreased 3.0% during the second quarter of fiscal 2005 versus a comparable store sales increase of 0.2% during the second quarter of fiscal 2004.  Net sales for the six months ended March 31, 2005 were $273.7 million, a 6.3% increase over last year’s first six months sales of $257.5 million.  Comparable store sales decreased 3.7% for the six-month period versus a comparable store sales decrease of 2.7% during the first six months of fiscal 2004.  Our increased sales for the second quarter and first six months of fiscal 2005 were driven primarily by our new Oh Baby! By Motherhood™ licensed arrangement with Kohl’s®, which began during the second quarter of fiscal 2005.  In addition, our sales for the quarter and first six months compared to last year benefited from our increased retail location count, driven primarily by the addition of 569 Sears® leased departments since March 2004, as well as increases in sales from our marketing partnerships and internet business, partially offset by the decrease in comparable store sales.  We ended the quarter with 869 stores and 1,597 retail locations, compared to 877 stores and 1,032 retail locations at March 31, 2004.  This net decrease of 8 stores reflects opening 67 new stores, including 20 multi-brand stores, and closing 75 stores, with 43 of these closings related to multi-brand store openings.  In addition, during the last twelve months we opened 576 leased department locations, and closed 3 leased department locations, with the openings predominantly coming from the exclusive introduction of our new Two Hearts Maternity™ collection in 569 Sears® stores to replace the existing maternity lines in those stores.

Gross profit for the second quarter of fiscal 2005 was $70.2 million, a 6.3% increase over last year’s second quarter gross profit of $66.1 million.  Gross margin for the second quarter was 50.1%, a decrease of 238 basis points from last year’s second quarter gross margin of 52.5%.  This decrease in gross margin versus last year primarily reflects the planned lower gross margin associated with sales from our new licensed arrangement, which began during the second quarter of fiscal 2005.  Gross profit for the first six months of fiscal 2004 was $140.6 million, a 3.3% increase over last year’s first six months gross profit of $136.1 million.  Gross margin for the first six months of fiscal 2005 was 51.4%, a decrease of 147 basis points from last year’s first six months gross margin of 52.9%.  Similarly, this decrease in gross margin primarily reflects the planned lower gross margin associated with sales from our new licensed arrangement, as well as some impact from additional markdowns recognized in the first quarter compared to last year to stimulate sales and reduce Fall seasonal inventory levels.

SG&A expense for the second quarter of fiscal 2005, excluding depreciation and amortization, was $62.6 million, a 7.1% increase over last year’s second quarter expense figure of $58.5 million.  Our second quarter SG&A expense, excluding depreciation and amortization, of 44.7% of sales this year was 175 basis points lower than our last year second quarter figure of 46.5% of sales.  This decrease in the expense percentage resulted primarily from the favorable expense leverage from the addition of our licensed business and a continued sharp focus on expense control, partially offset by the negative expense leverage resulting from our 3.0% decrease in comparable store sales.  For the first six months of fiscal 2005, SG&A expense, excluding depreciation and amortization, was $126.0 million, a 6.6% increase over last year’s first six months expense figure of $118.2 million.  Our first six months SG&A expense, excluding depreciation and amortization, of 46.0% of sales this year was 15 basis points higher than our last year figure of 45.9% for the first six months.  This slight increase in the expense ratio for the first six months resulted primarily from the favorable expense leverage from the addition of our licensed business, which was slightly more than offset by the negative expense leverage resulting from our 3.7% decrease in comparable store sales, as well as increased charges for store asset impairments and store closings.  We incurred impairment charges for write-downs of store fixed assets of $1.3 million for the first six months of this year versus $0.2 million for the first six months of last year, and incurred charges relating to store closings of $0.8 million for the first six months of this year versus $0.4 million for the first six months of last year.  Most of these fiscal 2005 store closing charges related to multi-brand store openings.

EBITDA for the second quarter of fiscal 2005 was $7.6 million, equal to last year’s second quarter EBITDA.  Our second quarter EBITDA margin of 5.4% of sales this year was 63 basis points lower than our last year second quarter EBITDA margin of 6.1% of sales.  EBITDA for the first six months of fiscal 2005 was $14.6 million, an 18.4% decrease from last year’s first six months EBITDA of $17.9 million.  Our EBITDA margin of 5.4% of sales for the six-month period this year was 162 basis points lower than our EBITDA margin of 7.0% for the same period last year.  The EBITDA margin decrease versus last year for both the three-month and six-month periods reflects the negative expense leverage resulting from the decrease in comparable store sales, as well as increased charges for store asset impairments and store closings.

Depreciation and amortization expense was $3.9 million for the second quarter of fiscal 2005, a 12.2% increase from last year’s second quarter expense of $3.5 million.  For the six-month period, depreciation and amortization expense was $7.6 million this year, a 10.2% increase from last year’s expense of $6.9 million.

Interest expense, net of interest income, for the second quarter of fiscal 2005 was $3.9 million, a 4.2% increase from last year’s second quarter interest expense of $3.7 million.  For the six-month period, interest expense was $7.6 million this year, a 3.0% increase from last year’s expense of $7.4 million.

Our income tax provision for the second quarter and first six months of fiscal 2005 reflects an effective tax rate of 40.0% and 39.9%, respectively, which we expect to approximate our effective tax rate for the full year fiscal 2005.  This compares to an effective tax rate provision of 43.3% and 40.7% for the second quarter and first six months of fiscal 2004, respectively, and an effective tax rate of 40.7% for the full year fiscal 2004.

Net loss for the second quarter of fiscal 2005 was $0.1 million, a decrease of approximately $0.3 million versus last year’s second quarter net income of $0.3 million.  Our loss per share for the second quarter was 2 cents this year, a decrease from last year’s second quarter earnings per share of 5 cents. For the six-month period, net loss was $0.3 million, a decrease of $2.5 million from last year’s six months net income of $2.2 million, driven by our reduced EBITDA margin versus last year.  Our loss per share for the six-month period was 7 cents this year, a decrease from last year’s diluted earnings per share of 39 cents for the six-month period.

Turning to the balance sheet, we are very pleased with our strong financial liquidity.  During the second quarter of this year, we had average outstanding borrowings of $5.3 million from our credit line, and we ended the second quarter with no outstanding borrowings under our credit line and more than $52 million of available credit line borrowings.  Our balance of cash and short-term investments of $2.8 million at March 31, 2005 is approximately $17.9 million lower than the $20.8 million cash and short-term investments balance at March 31, 2004, driven primarily by our increase in inventory to support our sales growth.  Total inventory at March 31, 2005 was $107.5 million, an increase of $20.8 million or 24.1% over the $86.7 million inventory balance at March 31, 2004.  It is very important to note that this increase in inventory is driven largely by inventory for our new initiatives with Kohl’s and Sears, as well as intentionally bringing in Spring merchandise earlier than last year to enable earlier positioning of Spring merchandise in our stores.  Overall we are pleased with the composition and quality of our inventory.  We expect our inventory at fiscal 2005 year end to increase from fiscal 2004 year end, although at a much lower year-over-year increase than reflected at the end of the second quarter, with the increased inventory driven by the inventory needs of our new initiatives as well as earlier delivery of Fall merchandise consistent with our Spring inventory strategy.

I will now provide financial guidance with respect to the remainder of fiscal 2005.

As we have previously said, we see fiscal 2005 as an important year of strategic transition as we significantly increase the number of retail “doors” through which our maternity apparel products are sold to consumers through our new Kohl’s and significantly expanded Sears initiatives, and as we continue to develop and expand our multi-brand store concepts, including our Destination Maternity™ Superstore.  We strongly believe these strategic business initiatives will promote our long-term growth in sales and profitability, while addressing the strong continued competitive pressures in the maternity apparel industry.  Rebecca will discuss these initiatives in more detail in her comments.

In terms of our sales outlook for the current quarter, after a strong sales performance in April, our sales have been much weaker for the first half of May, with cooler than normal weather in much of the United States adversely affecting sales of Spring and Summer seasonal merchandise, particularly compared to last May’s warmer than normal weather conditions.  In addition, as we stated in our May 5, 2005 press release, we expect that our May comparable store sales results will be adversely impacted by approximately 3 to 4 percentage points, since there are only four Saturdays in May 2005 compared to five Saturdays in May 2004.  Factoring in the weak sales for the first half of May, the adverse weather impact, and the adverse “days shift”, we expect our comparable store sales for May to be down between 6% and 9%, which would equate to a comparable store sales decrease of between 2% and 6% excluding the impact of the unfavorable “days shift.”  For June, we expect our comparable store sales to increase between 3% and 6%, as we anniversary an extremely weak June 2004 comparable store sales decline of 10.9%, and should reap some benefit from pent-up demand for warm weather merchandise after a weak expected sales performance for such seasonal merchandise in May.  Given these targeted sales ranges for May and June, for the third quarter of fiscal 2005 we are targeting net sales in the $157 million range, reflecting an expected comparable store sales change of between down 1% and up 1% for the quarter, and are targeting diluted earnings per common share of between $1.00 and $1.20 per share.  For the fourth quarter of fiscal 2005 we are targeting net sales in the $138 million range, reflecting an expected comparable store sales increase of 3% to 5%, as we anniversary an extremely weak 8.3% comparable store sales decline for the fourth quarter of fiscal 2004, and are targeting a net loss per common share of between $0.20 and $0.35 per share.

These quarterly sales targets result in targeted net sales for the full year fiscal 2005 in the $565 to $571 million range, representing sales growth of approximately 9% to 10% over fiscal 2004, based on the planned sales contribution from our Kohl’s and Sears initiatives and our new stores, partially offset by an assumed comparable store sales decrease of between 0.3% and 1.5% for the full fiscal year.  Our targeted sales for fiscal 2005 reflect our plan to open approximately 30 new stores during the year, including approximately 13 new multi-brand stores, and close approximately 55 stores, with approximately 25 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  In addition, we now market our Two Hearts™ Maternity collection through leased departments in 569 Sears locations, and distribute our Oh Baby! By Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.  Kohl’s currently operates 669 stores in 40 states.

We project our gross margin for fiscal 2005 at 52.2% of sales, a reduction from our 53.7% gross margin in fiscal 2004, driven by the planned lower gross margin of sales from our new licensed business.  We expect our operating expenses to decrease slightly as a percentage of sales for fiscal 2005 versus fiscal 2004, primarily as a result of the favorable expense leverage from the addition of our licensed business and a continued sharp focus on expense control, partially offset by the negative expense leverage resulting from our assumed comp store sales decline.  Based on these assumptions, we are targeting EBITDA for fiscal 2005 in the $35.8 million to $38.7 million range.  We expect depreciation expense to be approximately $15.2 million for the year, expect interest expense net of interest income to be approximately $15.2 million, and are assuming a 40% effective tax rate.  We project average diluted shares outstanding for earnings per share calculation purposes of approximately 5.4 to 5.5 million shares for the full year.  Based on these figures, we are targeting fiscal 2005 diluted earnings per share of between $0.60 and $0.90 per share, which includes corrected lease accounting.  Despite the expected positive earnings contribution of our new business initiatives in fiscal 2005, especially our new Kohl’s and expanded Sears initiatives, this targeted earnings range for fiscal 2005 is lower than our fiscal 2004 diluted earnings per share (as restated) of $0.92, due to the adverse effect on earnings of our assumed comp store sales decline of between 0.3% and 1.5%.  Of course, our ability to achieve our targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

Our estimated quarterly plan for new stores and store closings is: approximately 5 store openings, including 3 multi-brand store openings, and 17 store closings in the third quarter; and approximately 5 store openings, including 2 multi-brand store openings, and 4 store closings in the fourth quarter.

We are planning our fiscal 2005 capital expenditures to be approximately $15 to $17 million, compared to $20.5 million for fiscal 2004, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at fiscal 2005 year end to increase from fiscal 2004 year end, although at a much lower year-over-year increase than reflected at the end of the second quarter, with the increased inventory driven by the inventory needs of our new initiatives as well as earlier delivery of Fall merchandise consistent with our Spring inventory strategy.  Based on these targets and plans, we expect our fiscal 2005 capital expenditures to be funded through our cash flow from operations.  Although we had no outstanding credit line borrowings during fiscal 2004, and expect to have none at the end of fiscal 2005, we did have modest credit line borrowings from our $60 million credit facility during the second quarter of fiscal 2005, and expect to have modest credit line borrowings at times during the last six months of fiscal 2005, reflecting seasonal variations in cash flow.

Looking forward to fiscal 2006, we expect to realize increased earnings contribution from our new strategic initiatives, including a full year contribution from our Sears and Kohl’s initiatives, and expect to generate higher earnings than fiscal 2005, while generating positive free cash flow.

This concludes my comments about Mothers Work’s financial performance and future financial guidance.  I hope they were helpful.  I would now like to turn the call over to Rebecca.

Rebecca’s Comments

Thank you Ed.

During the March quarter our comparable store sales continued to improve, although still down from last year, and we completed the launch of our exclusive maternity collections at both Sears and Kohl’s stores.  Cold spring weather has had a negative impact on sales of seasonal merchandise such as shorts, and tanks, and unfortunately we are still waiting for hot or even warm weather to arrive, but despite that fact, we did achieve a breakeven comparable store sales number for the combined months of March and April.  I believe this is confirmation that we have now anniversaried the majority of the impact of increased competition in the maternity industry.  With the effect of competition at a stabilized level, we believe we can continue to improve our sales trend.

The bottom line EPS number for the quarter was close to breakeven— a loss of 2 cents per share.  This compares to last year’s earnings of 5 cents per share, using the same lease accounting for both periods.  Given the fact that our comparable store sales for the quarter was down 3%, which significantly hurts earnings, we were glad to see that our new initiatives and our cost controls were able to compensate for most of the decreased profit from the decreased comparable store sales.  We are focused on continuing the improving sales trend into the future.

The launch of two new businesses, Oh Baby! By Motherhood at Kohl’s, and Two Hearts Maternity at Sears, went very smoothly, and both initiatives are contributors to earnings.  We hope to build each of these businesses over the next months and years.

Destination Maternity has been successful in capturing sales, and new customers, as well as attention from the media.  Our new maternity spa, called Edamame is operating in three of the eight Destination Maternity stores, and has been the subject of a number of articles and TV profiles which have raised the awareness level of the entire store.  We have used the last six months to observe and experiment with different formats, store sizes, real estate locations, marketing, and merchandise mixes within the eight different Destination Maternity stores, and we are preparing to open more this Fall, using the knowledge that we have gained.

Looking ahead, we feel good about our Fall fashion assortment which will be in stores starting next month.  We are focused on making our merchandise time and action calendar organized and consistent.  With systematic planning, we are able to leverage the power of five brands in our overseas sourcing. The ultimate goals are predictable fashion forecasting, assortment control, and improved gross margin.

Thank you for joining us this morning.  We appreciate your interest in Mothers Work, and operator, we are now ready to take questions.

End of Filing